Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Separation Agreement and Release”) is entered into between Diana Brainard (the “Employee”) as a condition to receiving the severance benefits (the “Severance Amount”) to be provided to the Employee by Allovir, Inc. (the “Company”) pursuant to the Executive Employment Agreement between the Company and Employee (the “Employment Agreement”) dated March 17, 2021. This is the Separation Agreement and Release referenced in Paragraph 9 of the Employment Agreement. Terms with initial capitalization that are not otherwise defined in this Separation Agreement and Release have the meanings set forth in the Employment Agreement. This Separation Agreement and Release is effective as of December 19, 2024.

Subject to the terms of the Employment Agreement, the Employee is eligible to receive the Severance Amount upon the terms and conditions of this Separation Agreement and Release.

1. Separation Amount. In consideration of the mutual covenants set forth in this Agreement, and the Employee’s compliance therewith, the Company will provide the Employee with the following in Severance Consideration, subject to lawful withholdings and deductions:

a.	Lump sum payment of $1,881,360, equal to thirty-six (36) months of the Employee’s current base salary, payable on the sixty-first (61st) day following the Separation Date.

b.	Lump sum payment of $376,272 equal to the Employee’s Target Annual Bonus, payable on the sixty-first (61st) day following the Separation Date.

c.	Lump sum payment of $100,000, for successful completion of the proposed transaction;

d.

Reimbursement for up to 18 months of any COBRA premium payments the Employee may make, payable within sixty-one days of submission by the Employee to the Company of a receipt reflecting such a payment. Employee may submit such receipts to Brett Hagen via email at [***].

e.

Within sixty (60) days of the Separation Date, the Company will accelerate all of the Employee’s unvested and earned equity awards held by the Employee as of the Separation Date, such that they become fully exercisable, as applicable. For clarification, this outstanding, unvested equity is comprised of 371,525 shares of Company Restricted Stock Units.

2. General Release. The Employee agrees to the terms and conditions of the Employment Agreement and acknowledges and agrees that the Severance Amounts shall not be paid or shall cease to be paid in the event that the Employee breaches any of the Continuing Obligations (as defined below) in any material respect. The Employee, on her own behalf and on behalf of her heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges, the Company and each of its affiliates, parents, successors, predecessors, and subsidiaries including, but not limited to, the employee benefit plans of each and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each in their official and personal capacities (all of the foregoing, together with the Company, the “Released Parties”) from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of her signing of the Separation Agreement and Release. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits; all claims arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions), including but not limited to,

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the New York State Human Rights Law, the New York Labor Law (including but not limited to the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York State Correction Law, the New York State Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law all as amended and including all of their respective implementing regulations;

•	the Massachusetts Wage Act, M.G.L. c. 149, §§ 148-150C, the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, §§ 1-10;

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the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. Ann. §§ 31-51kk et seq; Connecticut’s whistleblower law, Conn. Gen. Stat. Ann. § 31-51m; Connecticut’s free speech law, Conn. Gen. Stat. Ann. § 31-51q; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. Ann. §§ 46a-58, et seq.; Connecticut’s minimum wage and wage payment laws, Conn. Gen. Stat. Ann. §§ 31-58 to 31-76m; the anti-retaliation provision of Connecticut’s workers’ compensation statute, Conn. Gen. Stat. Ann. § 31-290a;

and any claim arising under any common law principle or public policy, including but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium and any other claim of any nature whatsoever, both in law and equity, whether personal or economic, known or unknown, arising at any and all times up to this date against any of the Released Parties. Nothing contained in this release shall affect the parties’ respective rights or ability to enforce their respective rights under this Separation Agreement and Release. Further, the Employee is not releasing any claim that cannot be waived under applicable state or federal law, nor is the Employee releasing any rights the Employee may have as an owner and/or holder of the Company’s stock, with respect to any vested equity or equity-based awards the Employee holds, or to enforce the terms of the Employment Agreement that survive the Employee’s termination of employment. The Employee is not releasing any rights that the Employee has to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the Company’s certificate of incorporation or by-laws (or similar constituent documents of the Company), the indemnification agreement between the Employee and the Company, or any directors’ and officers’ liability insurance policy of the Company.

3. Acknowledgements. The Employee is signing this Separation Agreement and Release knowingly and voluntarily. He or she acknowledges that:

(a)

He or she has read and understands the legal and binding effect of this document and that he or she is hereby advised in writing to consult an attorney before signing this Separation Agreement and Release;

(b)

He or she has relied solely on her own judgment and/or that of her attorney regarding the consideration for and the terms of this Separation Agreement and Release and is signing this Separation Agreement and Release knowingly and voluntarily of her own free will;

(c)	He or she is not entitled to the Severance Amount unless he or she agrees to and complies fully with the terms of this Separation Agreement and Release;

(d)

He or she has been given at least twenty-one (21) days to consider this Separation Agreement and Release, and if he or she chose to sign this Separation Agreement and Release in fewer than (21) days from receipt, that decision was entirely knowing and voluntary;

(e)

To accept this Separation Agreement and Release, he or she must deliver a signed Separation Agreement and Release to Edward Miller, General Counsel of the Company, via email at: [***] within (21) days of the Employee’s receipt of this Separation Agreement and Release. The Employee further understands that he or she may revoke this Separation Agreement and Release within seven (7) days after signing by written notice within such period to Edward Miller, General Counsel of the Company, at the email address above. The Employee further understands that this Separation Agreement and Release is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation (the “Effective Date”), and that if he or she revokes this Separation Agreement and Release within the seven (7) day revocation period, he or she will not receive the Severance Amount;

(f)

He or she has read and understands the Separation Agreement and Release and further understands that it includes a general release of any all known and unknown, foreseen and unforeseen claims presently asserted or otherwise arising through the date of her signing of this Separation Agreement and Release that he or she may have against any of the Released Parties;

(g)	No statements made or conduct by any of the Released Parties has in any way coerced or unduly influenced him or her to execute this Separation Agreement and Release; and

(h)

Any matters related to the Company’s equity or equity based awards held by the Employee not addressed by Paragraph 1(e) above shall be governed by the terms of their applicable governing documents, unless otherwise expressly provided in the Employment Agreement as applicable.

4. No Admission of Liability. This Separation Agreement and Release does not constitute an admission of liability or wrongdoing on the part of the any Released Party.

5. Non-Disparagement. Subject to Paragraph 6, the Employee agrees not to make any false or disparaging statements concerning the Company or any of its affiliates, products, services, business affairs, business prospects, financial condition, current or former officers, directors, shareholders, employees or agents. The Company agrees (through its directors and officers) not to make any false or disparaging statements concerning the Employee or her service with the Company or its affiliates. Nothing in this provision prevents either party from responding accurately and fully to any question, inquiry, or request for information when required by legal process or inquiry by a government authority, nor does this non-disparagement obligation apply to truthful testimony in any legal proceeding.

6. Protected Disclosures. Nothing contained in this Separation Agreement and Release limits the Employee’s ability to disclose information to the extent necessary to file for unemployment assistance with an applicable state agency, or to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Separation Agreement and Release limits the Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Employee’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Separation Agreement and Release apply to truthful testimony in litigation. If the Employee files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Employee’s behalf, or if any other third party pursues any claim on the Employee’s behalf, Employee waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Separation Agreement and Release limits any right the Employee may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law or under this Separation Agreement and Release for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7. Return of Property. By entering into this Agreement, the Employee acknowledges and agrees that he or she has returned (or will promptly return) to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”). After the Employee has returned all Company Property, the Employee agrees to delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains in the Employee’s possession or control after the separation of service. In the event that the Employee discovers that he or she continues to retain any such Company Property, the Employee shall return it to the Company immediately.

8. Continuing Obligations. As a condition of receiving the Severance Amount, the Employee acknowledges and reaffirms his/her continuing obligations to the Company pursuant to the March 17, 2021 Employee Restrictive Covenants Agreement; provided that to the extent the Company has not already waived Paragraph 5 in the Employee Restrictive Covenants Agreement, the Company’s signature on this Agreement shall constitute a waiver of Paragraph 5 of the Employee Restrictive Covenants Agreement, effective on the Effective Date. In addition, the Employee acknowledges and reaffirms any other agreement that the Employee has entered into with any of the Released Parties relating to confidentiality, assignment of inventions, the terms of which are incorporated by reference herein. All of the obligations referenced or contained in Paragraph 4, 5, 6, 7 and this Paragraph 8 are collectively referred to as the “Continuing Obligations.”

9. Unemployment Benefits. The Company will not oppose the Employee’s claim for unemployment insurance benefits.

10. Entire Agreement. This Separation Agreement and Release constitutes the entire agreement between the Company and the Employee and supersedes any previous agreements or understandings between the Company and the Employee, except the Employment Agreement, the Equity Documents, the Continuing Obligations, including obligations pursuant to the Restrictive Covenants Agreement, and any other obligations specifically preserved in this Separation Agreement and Release. In signing this Separation Agreement and Release, the Employee is not relying on any agreements or representations, except those expressly contained in this Separation Agreement and Release.

11. Severability. If any provision of this Separation Agreement and Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful, or unenforceable under any applicable statute or controlling law, the remainder of this Separation Agreement and Release shall continue in full force and effect.

12. Waiver; Amendment. No waiver of any provision of this Separation Agreement and Release shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Separation Agreement and Release, or the waiver by a party of any breach of this Separation Agreement and Release, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Separation Agreement and Release may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

13. Governing Law. This Separation Agreement and Release shall be governed by the laws of the State of Delaware excluding the choice of law rules thereof.

14. Headings. Paragraph and subparagraph headings contained in this Separation Agreement and Release are inserted for the convenience of reference only. Paragraph and subparagraph headings shall not be deemed to be a part of this Separation Agreement and Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

15. Counterparts. This Separation Agreement and Release may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

IN WITNESS WHEREOF, the parties have duly executed this Separation Agreement and Release effective on the Effective Date.

ALLOVIR, INC.

By:	/s/ Vikas Sinha
Name: Vikas Sinha
Title: President and Chief Financial Officer

12/19/2024
Date

EMPLOYEE:

/s/ Diana Brainard
Diana Brainard

12/19/2024
Date